Exhibit 10(oo)

TCF FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

Table of Contents

SECTION 1 - Declaration	1
1.1 Establishment of Plan	1
1.2 Effective Date	1
SECTION 2 - Definitions	2
2.1 Defined Terms	2
2.2 Administrator	2
2.3 Agent for Service of Process	3
2.4 Beneficiary	3
2.5 Change in Control	3
2.6 Compensation	4
2.7 Disability	4
2.8 Employee	4
2.9 Employee	4
2.10 Employer	5
2.11 Flexible Distribution Account	5
2.12 Participant	5
2.13 Persons Acting as a Group	5
2.14 Plan Year	5
2.15 Retirement	5
2.16 Retirement Distribution Accounts	5
2.17 Separation From Service	5
2.18 Severance Compensation	6
2.19 Specified Employee	6
2.20 Spouse	6
2.21 Surviving Spouse	6
2.22 Unforeseeable Emergency	6
2.23 Years of Service	6
SECTION 3 - Participation	7
3.1 Designation as Participant	7
3.2 Termination of Participation	7
3.3 Participation Agreement	7
SECTION 4 - Elective Deferral Credits	7
4.1 Payroll Deductions	7
4.2 Amount Allowed	7
4.3 Prior Irrevocable Election	8
SECTION 4A - Supplemental Contributions	9
SECTION 5 - Accounting; Earnings Credits	9
5.1 Accounting Records	9
5.2 Timing of Credits	10
5.3 Earnings Credits and Debits	10
5.4 Rabbi Trust	10
SECTION 6 - Vesting	11
SECTION 7 - Payment of Benefits	11
7.1 Events of Payment	11

7.2 Form of Payment	12
7.3 Time of Payment	12
7.4 Death	13
SECTION 8 - General Provisions	13
8.1 Amendment and Termination	13
8.2 Employment Relationship	13
8.3 Rights Not Assignable	14
8.4 Unsecured Obligation	14
8.5 Construction; Interpretation	14
8.6 Governing Law	14
8.7 Unfunded Plan	15

TCF FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2020

SECTION 1

Declaration

1.1    Establishment of Plan

This is the TCF Financial Corporation Deferred Compensation Plan (“plan” or “this plan”), established by TCF Financial Corporation (formerly known as Chemical Financial Corporation, the “Employer”), as a nonqualified plan for a select group of management personnel employed by Employer. This plan is intended to be a plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This plan is a nonqualified supplemental retirement program that is not subject to limitations in the Internal Revenue Code of 1986, as amended (“Code”), applicable to benefits provided through a qualified, tax-exempt employee benefit plan established under Section 401(a) of the Code. This plan is intended to comply with Section 409A of the Code.

1.2    Effective Date

The “Initial Effective Date” of this plan is September 8, 2006 and the “Restated Effective Date” of this plan is January 1, 2020. In certain cases, a provision of this plan may specify a different effective date and, even if not explicitly stated in this restated plan, certain provisions are effective earlier than the Restated Effective Date as specified in prior Amendments to this plan that are incorporated in this restated plan. Each plan provision applies until the effective date of an amendment of that provision. Except as specifically noted, the plan as restated effective January 1, 2019 applies to elective deferrals under the plan in 2019 and later years. Any elective deferrals prior to January 1, 2019 shall continue to be governed by the plan as it existed immediately prior to the Restated Effective Date, and no provision of this plan shall operate to accelerate, delay, or otherwise modify the previously elected (or operable) time or form of payment of deferrals that were elected prior to the Restated Effective Date or otherwise operate to affect any prior election under the plan in any manner that would cause a violation of Section 409A of the Code.

SECTION 2

Definitions

2.1    Defined Terms

Defined terms are found in the following locations:

Term	Location

Administrator	2.2
Agent for Service of Process	2.3
Beneficiary	2.4
Board of Directors	2.9
Change in Control	2.5
Code	1.1
Compensation	2.6
Designation as Participant	3.1
Disability Distribution Account	2.7 2.8
Elective Deferral Credit	4.1
Elective Deferral Credits Account	5.1
Employee	2.9
Employer	2.10
ERISA	1.1
Flexible Distribution Account	2.11
Identification Date	2.17
Initial Effective Date	1.2
Participant	2.12
Participation Agreement	3.3
Persons Acting as a Group	2.13
Plan Year	2.14
Restated Effective Date Retirement	1.2 2.15
Separation From Service	2.16
Specified Employee	2.17
Spouse	2.18
Surviving Spouse	2.19
Termination of Participation	3.2
Trust	5.3
Unforeseeable Emergency	2.20
Year of Service	2.21

2.2    Administrator

“Administrator” means Employer.

2.3    Agent for Service of Process

“Agent for Service of Process” means the Administrator or the individual designated by the Administrator to accept service of process on behalf of this plan.

2.4    Beneficiary

“Beneficiary” means the individual, trust, or other entity designated by the Participant to receive any benefits payable under this plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Administrator in the form approved by the Administrator. The Participant’s Will is not effective for this purpose. The Administrator may require the written consent of the Participant’s Spouse to the designation of a Beneficiary other than the Participant’s Spouse.

If a designation has not been properly completed and filed with the Administrator or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the Beneficiary for each date of distribution shall be the first of the following classes with a living member on the date of distribution:

(a)    Children. The Participant’s children, including those by adoption, dividing the distribution equally among the Participant’s children with the living descendants of any deceased child taking their parent’s share by right of representation;

(b)    Parents. The Participant’s parents, dividing the distribution equally if both parents are living; and

(c)    Siblings. The Participant’s brothers and sisters, dividing the distribution equally among the Participant’s living brothers and sisters.

If a deceased Participant has no surviving Beneficiary, the remaining balance, if any, will be paid to the Participant’s estate. For purposes of this plan, “by right of representation” among a Participant’s descendants shall mean that the plan benefits shall be divided into as many equal shares as the Participant has (1) then living descendants in the nearest degree of kinship to the Participant and (2) deceased descendants in the same degree who left descendants who survived the Participant, if any. Each then living descendant in the nearest degree of kinship is allocated one share. The share of each deceased person in the same degree is divided among his or her descendants in the same manner. A posthumous child is considered as living at the death of the child’s parent.

2.5    Change in Control

A “Change in Control” occurs upon:

(a)    50% Stock. The acquisition, by a person or Persons Acting as a Group, of stock of Chemical Financial Corporation that together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of TCF Financial Corporation;

(b)    Board of Directors. The majority of members of the Board of Directors of TCF Financial Corporation being replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of TCF Financial Corporation prior to the date of appointment or election; or

(c)    Assets. The acquisition, by a person or Persons Acting as a Group, of Employer’s assets that have a total gross fair market value exceeding fifty percent (50%) of the total gross fair market value of Employer’s assets in a single transaction or within a twelve month period ending with the most recent acquisition. For the purpose of this section, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

No event may be a Change in Control as provided in this Section 2.5 unless it is also a change in the ownership or effective control, or a change in the ownership of a substantial portion of the assets, of TCF Financial Corporation within the meaning of the regulations under Section 409A of the Code.

2.6    Compensation

“Compensation” includes “Base Compensation”, “Bonus Compensation” and “Severance Compensation. Base Compensation means the gross salary, wages, and other remuneration paid to a Participant in a Plan Year for personal services performed for the Employer that are subject to income tax withholding under Code Section 3401(a) without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed. Base Compensation includes elective contributions that are excluded from gross income by Code Sections 125, 132(f)(4), 402(g)(3) or 457; elective contributions for payment of group health coverage that are not available to a Participant in cash because the Participant is unable to certify to alternative health coverage but only if the Employer does not request or collect information regarding the Participant's alternative health coverage as part of the enrollment process for the group health plan; differential wage payments as defined under Code Section 3401(h)(2) with respect to any period the Participant is performing Qualified Military Service; and regular compensation paid after employment terminates for services performed during the Participant's regular working hours, or compensation for services performed outside the Participant's regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments, provided such payments would have been made had the Participant continued in employment with the Employer and they are paid by the later of 2 1/2 months after the date of termination or the end of the Plan Year that includes the date of termination.

Base Compensation excludes (whether or not includable in income) reimbursements or other expenses allowances, cash and noncash fringe benefits, moving expenses, deferred compensation, and welfare benefits; any amounts paid after termination of employment other than those specifically included above, Severance Compensation and Bonus Compensation.

Bonus Compensation means compensation under the Employer’s annual incentive plan, as well as any non-scheduled cash bonuses that may be paid from time to time, and which the Administrator deems eligible to be deferred to be deferred under the Plan.

2.7    Disability

“Disability” means that a Participant is “disabled” within the meaning of the regulations under Section 409A of the Code. Generally, this requires that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months:

(a)    Activity. Unable to engage in any substantial gainful activity; or

(b)    Benefits. Receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Employer.

2.8    Distribution Account.

“Distribution Account” or “Accounts” means, with respect to a Participant, the Retirement Distribution Account and each Flexible Distribution Account established on the books of the Employer pursuant to Section 5.1.

2.9    Employee

“Employee” means an individual employed by the Employer who receives compensation for personal services performed for the Employer that is subject to withholding for federal income tax purposes.

2.10    Employer

“Employer” means TCF Financial Corporation and its subsidiaries. Actions on behalf of the Employer shall be taken by the TCF Financial Corporation Board of Directors (“Employer’s Board of Directors” or “Board of Directors”).

2.11    Flexible Distribution Account.

“Flexible Distribution Account” means a Distribution Account maintained for a Participant to which Elective Deferral Credits are credited pursuant to Section 5.1.

2.12    Participant

“Participant” means a management or highly compensated Employee who has been designated by the Board of Directors of the Employer as eligible to participate in this plan and whose participation has not terminated.

2.13    Persons Acting as a Group

“Persons Acting as a Group” means more than one person acting as a group as defined in regulations under Section 409A of the Code. For this purpose, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the corporation. If a person, including an entity or entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

2.14    Plan Year

“Plan Year” means the 12-month period beginning each January 1.

2.15    Retirement.

“Retirement” means the Participant’s Separation from Service (for reasons other than death) upon or after attaining age 55 with at least 10 Years of Service with the Employer, or age 62 with less than 10 Years of Service with the Employer.

2.16    Retirement Distribution Account.

“Retirement Distribution Account” means a Distribution Account maintained for a Participant to which Elective Deferral Credits and any Supplemental Contributions are credited pursuant to Section 5.1.

2.17    Separation From Service

“Separation From Service” has the meaning provided under Treasury Regulation § 1.409A-1(h), including the presumptions provided in that section. Generally, a Separation From Service will occur when the Participant retires or otherwise has a termination of employment with the Employer for any reason other than death and after retirement or termination of employment provides no more than 20% of the average level of services provided during the thirty-six month period preceding the retirement or termination of employment.

2.18     Severance Compensation

“Severance Compensation” means payments that are made during a period commencing upon severance from employment, except if they are payments that, absent a severance from employment, would have been paid to the Participant while the Participant continued in employment with the Employer, and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments.

2.19    Specified Employee

“Specified Employee” means a “specified employee” as defined in regulations under Section 409A of the Code. Generally, a Specified Employee” is an employee who, at any time during the 12-month period ending on December 31 of each year (the “Identification Date”), is: (1) an officer of the Employer with annual compensation greater than $175,000 in 2017 (as adjusted for future years), (2) a 5-percent owner of the Employer, or (3) a 1-percent owner of the Employer with annual compensation greater than $150,000. Such an employee is a Specified Employee for the 12-month period beginning the first April 1 following the Identification Date and ending on March 31 of the following year.

2.20    Spouse

“Spouse” means the Participant’s husband or wife on the date the benefit is scheduled to be paid or payment is scheduled to begin. The legal existence of the spousal relationship shall be governed by the law of the state or other jurisdiction of domicile of the Participant.

2.21    Surviving Spouse

“Surviving Spouse” means the Spouse of the Participant at the time of the Participant’s death who survives the Participant. If the Participant and Spouse die under circumstances that prevent ascertainment of the order of their deaths, it shall be presumed for this plan that the Participant survived the Spouse.

2.22    Unforeseeable Emergency

“Unforeseeable Emergency” means an “unforeseeable emergency” as provided in regulations under Section 409A of the Code. In general, an Unforeseeable Emergency means a severe financial hardship of the Participant resulting from (1) an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s or Beneficiary’s dependent, (2) a casualty loss of the Participant’s or Beneficiary’s property or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s or Beneficiary’s control. The Chief Executive Officer of Chemical Financial Corporation will determine whether the Participant or Beneficiary has suffered an Unforeseeable Emergency based on all the facts and circumstances, and that decision shall be final and binding on all parties to this plan. If the Unforeseeable Emergency involves the Chief Executive Officer, the determination shall be made by the Employer’s Board of Directors.

2.23    Year of Service.

"Year of Service" shall mean each Plan Year during which the Participant completes at least one thousand five hundred (1,500) hours of service actually performed for the Employer, as required by the Employer during such applicable Plan Year.

SECTION 3

Participation

3.1    Designation as Participant

Only management and highly compensated Employees shall be eligible to become Participants under this plan. The Employer’s Board of Directors shall designate those eligible Employees who shall become Participants from time to time and shall specify the effective date of participation for each Participant.

3.2    Termination of Participation

A Participant’s status as a Participant shall continue until the earlier of termination of employment or termination of the Participant’s status as a Participant by the Employer’s Board of Directors. A former Participant may resume participation in the plan only upon redesignation as a Participant.

3.3    Participation Agreement

As a condition of participation in the plan, Participant will enter into a “Participation Agreement” with the Employer in a form offered by the Agent for Service of Process.

SECTION 4

Elective Deferral Credits

4.1    Payroll Deductions

Subject to the limitations below, a Participant may elect to reduce the Participant’s Compensation for a Plan Year through payroll deductions that reduce the Participant’s Compensation. A Participant may make separate payroll deduction elections for Base Compensation, each type of Bonus Compensation that is permitted to be deferred, and Severance Compensation. The amount of the election shall be expressed in a whole percentage of the applicable Compensation. Each payroll deduction will result in the credit of a corresponding dollar amount to be paid under this plan as deferred compensation for the Participant (“Elective Deferral Credit”).

4.2    Amount Allowed

A Participant may elect to defer up to 60% of the Participant’s Base Compensation, up to 85% of the Participant’s Bonus Compensation, both as defined in Section 2.6 of this Plan, and up to 85% of Severance Compensation, for the Plan Year. For the avoidance of doubt, the aforementioned limits shall be applied separately to deferral elections from Base Compensation, each type of Bonus Compensation, and Severance Compensation. In addition, for deferrals for the 2017 Plan Year only, a Participant was able to elect to defer an additional amount equal to the maximum deferral amount permissible under an Employer-sponsored plan that is qualified under the Code and in which the Participant participates without regard to any limitations imposed by the Code except Section 402(g), less any amount the Participant actually deferred under that qualified plan.

4.3    Prior Irrevocable Election

In general, the election to defer Compensation (other than Severance Compensation) under this plan (including the election of the amount of the deferral and the time and form of payment of the deferred amount) shall be made by the Participant on a form provided for that purpose prior to the beginning of a Plan Year and shall become irrevocable for each Plan Year thereafter as of the last day of the Plan Year preceding the Plan Year to which the election relates or such earlier time provided in this plan or otherwise specified by the Administrator. In addition to that general rule, an election to defer Bonus Compensation under this plan (including the election of the amount of the deferral and the time and form of payment of the deferred amount) must be made by a Participant on a form provided for that purpose prior to the last day of the Plan Year preceding the beginning of the period of service for which the bonus is earned and shall be irrevocable as of the last day of the Plan Year preceding the beginning of the period of service or such earlier time provided in this plan or otherwise specified by the Administrator.

A new Participant who has not previously participated in this or any other deferred compensation plan of the Employer (or a related party) that would be aggregated with this plan under Section 409A may make an initial, irrevocable election of payroll deductions (including the election of the amount of the deferral and the time and form of payment of the deferred amount) during the first 30 days of eligibility to participate applicable only to Compensation earned after the date of the election. If a new Participant does not make an election during this 30-day period, the Participant may not make an election for the initial year of participation.

The deferral election of the amount of the deferral and the form of payment of the deferred amount shall apply only to the deferrals elected in that annual election form and shall not apply to new deferrals for any subsequent Plan Year; however, for deferral elections with respect to Plan Years prior to 2019, once it has become irrevocable, the Participant’s initial election of the time of payment at a specified date or upon Separation From Service will apply to all deferrals under this Plan for Plan Years prior to 2019, and may not be changed except as provided in Sections 7.3(b) and (d). In addition, in general, except as provided in Sections 7.3(b) and (d), in no event may a prior irrevocable deferral election be revoked or modified with respect to elective deferrals as to which the election has become irrevocable.

An election of payroll deductions for a Plan Year shall be discontinued on the date the Participant’s employment terminates; provided that this shall not affect the deferral of any amounts that are Severance Compensation following the termination of a Participant’s employment. The Participant shall have no claim or right to payment of the amounts deferred by payroll deductions and shall be limited solely to the rights and benefits conferred under the terms of this plan. In no event shall an election to defer Compensation become effective sooner than the beginning of the next payroll period following the date of the written, irrevocable election.

A deferral election under this plan with respect to Severance Compensation (including the election of the amount of the deferral and the time and form of payment of the deferred amount) must be made by a Participant on a form provided for that purpose in accordance with the following:

(a)    If the Severance Compensation is negotiated at the time of separation and the Participant had no legally binding right to the Severance Compensation prior to time the deferral election is made, the Participant may elect to defer such portion of the Severance Compensation as is considered “separation pay” under Treasury Regulation § 1.401A-1(m) in accordance with Treasury Regulation § 1.401A-2(a)(11).

(b)    If the Severance Compensation is payable pursuant to a legally binding right that existed prior to any negotiations at the time of the Participant’s separation, then the Participant may only elect a deferral of Severance Compensation if the deferral election is made at least 12 months before the Participant’s Separation from Service and the payment must be deferred for a period of not less than five years from the date the Severance Compensation would otherwise have been paid.

SECTION 4A

Supplemental Contributions

For each Plan Year prior to 2019, the Employer in its discretion may credit each Participant’s Restorative Match and/or Special Discretionary Employer Contribution Account, respectively, with additional amounts described in this Section 4A (Supplemental Contributions). For each plan year that begins on or after January 1, 2019, the Employer in its discretion may credit each Participant’s Retirement Distribution Account with additional amounts described in this Section 4A (Supplemental Contributions)

(a)Restorative Match. For Plan Years prior to 2020, to the extent that a Participant’s compensation for purposes of the Employer’s 401(k) Plan is reduced by reason of elective deferrals made under Section 4.1 of this Plan, the Employer may credit each Participant’s Restorative Match Account or Retirement Distribution Account with an amount equal to the difference between (i) the amount of matching contributions that would have been made to the 401(k) Plan but for such deferrals, and (ii) the actual amount of matching contributions made to the 401(k) Plan.

For Plan Years after 2019, the Employer may credit each Participant’s Retirement Distribution Account with an amount equal to 5%, or some other amount determined from time to time by the Employer, of such Participant’s elective deferrals made under Section 4.1 of this Plan; provided that the Employer shall not credit a Participant’s Retirement Distribution Account for amounts deferred by the Participant under Section 4.1 of this Plan with respect to Severance Compensation.
(b)Special Discretionary Employer Contributions. The Employer may credit a Participant’s Special Discretionary Employer Contribution Account or Retirement Distribution Account with an amount determined from time to time by the Employer.
Supplemental Contributions will become vested as provided in Section 6. A Participant who has a Separation from Service prior to full vesting shall irrevocably forfeit any Supplemental Contributions that have not vested, unless the Employer determines otherwise. Notwithstanding any provision of the Plan to the contrary, in the event of termination of a Participant’s employment for cause, as determined in the reasonable discretion of the Employer, the Participant shall forfeit all Supplemental Contributions (whether or not otherwise vested) and shall be required to repay to the Employer any Supplemental Contributions previously distributed to the Participant. The Employer shall retain all forfeitures.

SECTION 5

Accounting; Earnings Credits

5.1    Accounting Records

For plan years prior to 2019, the Administrator shall maintain separate accounting records for each Participant for the Participant’s Elective Deferral Credits under Section 4 and for the respective Supplemental Contributions under Section 4A. The separate accounts shall be the Participant’s “Elective Deferral Credits Account”, “Restorative Match Account” and Special Discretionary Employer Contributions Account. In addition, the Administrator shall maintain separate subaccounts for each Participant for purposes of Elective Deferral Credits made before and after the Effective Time of the merger of Chemical Financial Corporation and Talmer Bancorp, Inc. (the “Merger”). The subaccount for pre-Merger Elective Deferral Credits shall be the Participant’s “Pre-Merger Elective Deferral Credits Account” and the subaccount for post-Merger Elective Deferral Credits shall be the Participant’s “Post-Merger Elective Deferral Credits Account”. The Administrator shall also maintain separate subaccounts for each Participant’s Elective Deferral Credits that have been designated for payment in a lump sum, five annual installments and 10 annual installments, respectively. Effective January 1, 2019, the Administrator shall establish and maintain separate Distribution Accounts with respect to a Participant. In particular, the following shall be established and maintained for each Participant: (i) a Retirement Distribution Account, and/or (ii) up to five Flexible Distribution Accounts.

5.2    Timing of Credits

Elective Deferral Credits shall be credited to the Participant’s Elective Deferral Credits Account as of the end of the month that includes the payroll dates on which the corresponding amounts were deducted from the Participant’s Compensation. Effective January 1, 2019, the amount of Elective Deferral Credits pursuant to Section 4.1 shall be credited by the Administrator to the Participant’s Distribution Accounts as of the end of the month that includes the payroll dates on which the corresponding amounts were deducted from the Participant’s Compensation, in accordance with the Participant’s election in the applicable Participation Agreement. Any Supplemental Contributions shall be credited at least annually, as soon as administratively feasible following the close of each Plan Year.

5.3    Earnings Credits and Debits

A Participant may designate investments for the Participant’s accounts from time to time. The Employer may purchase such investments and, whether purchased or not, will credit or debit the Participant’s account with the actual earnings or losses on the selected investments. A Participant may change the designated investments at such times as mutually agreed by the parties. Earnings credits and losses shall continue to accrue after a Participant’s employment has terminated and until all amounts due have been paid in full.

5.4    Rabbi Trust.

The Employer may establish a rabbi trust with respect to this plan.

(a)Trust. The Employer may establish a trust or use any trust currently established by the Employer that meets the requirements of this Section 5.4 (the “Trust”) for the purpose of providing for the payment of deferred compensation under this plan. Subject to the limitations of this Section 5.4, a Participant’s credits, as reflected in the Participant’s account, will be deposited into the Trust as soon as administratively feasible after the Participant’s credits are credited to the Participant’s account. Notwithstanding the Trust, it is the intention of the Employer that this plan is unfunded for tax purposes and for purposes of ERISA.

(b)     Limitations.    Notwithstanding the general rules of the previous paragraph or any other provision of the plan or any Trust:

(1)    Covered Employees. During a Restricted Period, no assets will be directly or indirectly set aside, reserved, or transferred to the Trust or to any other arrangement to pay or to provide for the payment of deferred compensation to or on behalf of a Covered Employee.

(i)    Covered Employee Defined. A Covered Employee is the Chief Executive Officer of the Employer or any member of a controlled group that includes the Employer (or any individual acting in that capacity) during the taxable year, the four highest compensated officers of the Employer for the taxable year (in addition to the Chief Executive Officer), any other individuals subject to Section 16(a) of the Securities Exchange Act of 1934 for the taxable year, and any former employee of the Employer or any member of a controlled group that includes the Employer who was a Covered Employee at the time of termination of employment with the Employer or that controlled group member.

(ii)    Restricted Period Defined. “Restricted Period” means: (1) any period during which a single employer defined benefit plan sponsored by the Employer is in at risk status, as defined by Section 430(i) of the Code; (2) any period during which the Employer is in bankruptcy; and (3) the twelve (12) month period beginning on the date which is six (6) months before the termination date of a single employer defined benefit plan sponsored by the Employer, if, as of the termination date, that plan is not sufficient for benefit liabilities as determined under Section 4041 of the Employee Retirement Income Security Act of 1974, as amended.

(2)    Offshore Trust. The Trust may not be located outside the United States unless substantially all of the services to which the payments under this plan relates are performed in such jurisdiction.

(3)    Employer's Financial Health. No assets of the Trust may be or become restricted to the provision of benefits under the Plan to any Participant or beneficiary in connection with a change in the Employer’s financial health or to a Covered Employee during a Restricted Period (or similar financial circumstances as provided under Section 409A of the Code).

SECTION 6

Vesting

A Participant shall be 100% vested with respect to all amounts in the Participant’s Elective Deferral Credits Account, Restorative Match Account and Special Discretionary Employer Contribution Account, except that the Employer may apply a vesting schedule, vesting conditions and forfeiture provisions to any Discretionary Match Contribution or Account or Special Discretionary Employer Contribution or Account by specifying those limitations in writing at the time a Contribution for the Participant is approved or in a subsequent amendment to this Plan.

SECTION 7

Payment of Benefits

7.1    Events of Payment

The Participant’s Pre-Merger Elective Deferral Credits Account will be distributed or, if applicable, distribution in installments will commence, during January of the calendar year following the calendar year during which the Effective Time of the Merger occurs. The Participant’s Post-Merger Elective Deferral Credits Account and the Participant’s Restorative Match Account will be distributed or, if applicable, distribution in installments will commence at the specific time previously elected by the Participant, or during January of the calendar year following the calendar year during which the first of the Participant’s Separation from Service (except as provided), a Change in Control (subsequent to the Merger) or the Participant’s death or Disability occurs.

The Participant’s Retirement Distribution Account and Flexible Distribution Account(s) will be distributed or, if applicable, distribution in installments will commence at the specific time previously elected by the Participant (except as provided below and in Section 7.2(a) as it pertains to the Retirement Distribution Account) or during January of the calendar year following the calendar year during which the Participant’s Death or Disability occurs, if sooner.

In addition:

(a)    Unforeseeable Emergency. With respect to a Participant’s Elective Deferral Credits Account, the Participant may request and the Administrator may make a distribution from the Participant’s vested accounts of an amount reasonably necessary to pay for the Unforeseeable Emergency (including any amount necessary to pay applicable taxes or penalties arising from the distribution). In no case shall a distribution be made for an Unforeseeable Emergency to the extent that the emergency may be relieved through alternate means, such as insurance, liquidation of assets (to the extent the liquidation would not cause financial hardship), or by ceasing deferrals under this plan.

(b)    Specified Time. The Participant may elect a specific time of payment on the form provided by the Administrator. For avoidance of doubt, Flexible Distribution Accounts and the Account of a Participant who elects a specific time of payment will not be distributable upon the Participant’s earlier Separation From Service and, if the Participant elects distribution in installments, each installment after the first installment shall be paid during January of each calendar year following the calendar year in which the first installment was paid. The Participant’s Special Discretionary Employer Contribution Account will be distributed during January of the calendar year following the calendar year during which the first of the Participant’s Separation From Service (except as provided below), a Change in Control (subsequent to the Merger), or the Participant’s death or Disability occurs. The Participant may not control the time or form of payment of the Participant’s Special Discretionary Employer Contribution Account.

7.2    Form of Payment

(a)    Participant Election. Payment may be made in a lump sum or in up to 15 annual installments for each payment event (other than for payment upon an Unforeseeable Emergency, which may only be made in a lump sum), as the Participant elects on the forms provided by the Administrator. With respect to the Retirement Distribution Account for a Participant whose Separation from Service occurs prior to the earliest date on which the Participant is eligible for Retirement, other than on account of death or disability, the Participant's Retirement Distribution Account shall be distributed in a single lump sum in the first January or July that occurs at least thirteen months after his Separation from Service, subject to any Subsequent Deferral Election the Participant may make pursuant to Section 7.3(b). If the Participant fails to make an effective election, then payment of the Elective Deferral Credits and Restorative Match that would otherwise have been governed by the form shall be paid as provided in Section 4.3 or, if Section 4.3 does not apply, in a lump sum (and the specified date payment rules shall not apply). Except as provided here and in Sections 4.3 and 7.3, the Participant and any Beneficiary shall have no power or authority to require a different form of payment than the Participant elects in the Participation Agreement or Annual Deferral Election Form. For benefits the Participant elects to be paid in installments, the series of installments shall be treated as a single payment for purposes of a Subsequent Deferral pursuant to Section 7.3(b).

(b)    Calculation of Installments. The amount of each payment shall be determined by dividing the vested balance of the Participant’s account as of the December 31 preceding the payment date for the first installment, and as of the anniversary of that December 31 date for subsequent installments, by the number of installment payments remaining to be made.

(c)    Withholding. The Employer has the right to withhold and deduct from a Participant’s payments, or make arrangements for the collection of, all amounts deemed necessary to satisfy federal, state and local withholding and employment-related tax requirements attributable to a Participant’s payments pursuant to this plan.

Payment of the Participant’s Special Discretionary Employer Contribution Account shall be made in a lump sum. The Participant may not defer payment of the Account under Section 7.3(b).

7.3    Time of Payment

Distribution shall occur at the time provided in Section 7.1. The Participant and Beneficiary shall have no power or authority to require different timing of payment than the timing provided in Sections 7.1 and 7.2, except as provided in 7.3(b) and (d).

(a)    Delay in Payment to a Specified Employee. Notwithstanding any other timing provision in the Plan, if, at the time any payment that is not exempt from Section 409A would commence due to a Separation From Service, an individual is a “Specified Employee” as defined by Section 409A, then no such payment under this Plan may be paid before the date that is six months after that individual’s Separation From Service (or, if earlier, the individual’s death). Payments that are not exempt from Section 409A and that the individual would otherwise have been entitled to during those six months will be accumulated and paid on the first day after six months following the individual’s Separation From Service (or, if earlier, the individual’s death). All payments that are exempt from Section 409A, or that would otherwise be made more than six months following the individual’s Separation From Service, will be made without regard to the delay described in this paragraph.

(b)    Subsequent Deferral. A Participant who is a current Employee or whose Separation from Service occurred less than 10 years earlier may make a “Subsequent Deferral Election” that delays a payment or changes the form of a payment if the conditions of the regulations under Section 409A of the Code and the following conditions are met:

(1)    12 Months. A Subsequent Deferral Election related to a payment at a specified time or pursuant to a fixed schedule must be made and become irrevocable not less than 12 months before the date the payment is scheduled to be paid.

(2)    Effect. A Subsequent Deferral Election may not take effect until at least 12 months after the date on which it is made and has become irrevocable.

(3)    Five Years. In the case of a Subsequent Deferral Election related to a payment that is not due to an Unforeseeable Emergency, death or Disability, the payment must be deferred for a period of not less than five years from the date the payment would otherwise have been paid.

(4)    Partial. If the Participant is making a Subsequent Deferral relating to an amount otherwise payable as a lump sum, he may make such Subsequent Deferral with respect to a portion only of such lump sum, with the balance of the payment unaffected by the Subseqent Deferral.

(5)    Form. The election is made in writing on a form acceptable to the Employer. For distributions paid in installments, the series of installments shall be treated as a single payment.

(c)    No Acceleration. The time and schedule of payment under this plan may not be accelerated.

(d)    Section 162(m) Delay. A payment that is due under this Plan may be delayed by the Employer to the extent the Employer, in its sole discretion, reasonably anticipates that if the payment were made as scheduled, the Employer’s deduction with respect to such payment would not be permitted under Section 162(m) of the Code. If the Employer determines that a payment is to be delayed under this paragraph, the Employer must determine before the payment is delayed whether the delayed payment will be made either (i) during the first calendar year in which the Employer reasonably anticipates that the deduction of such payment will not be barred by application of Section 162(m) of the Code or (ii) during the period beginning with the date of the Participant’s Separation From Service (or later if required by Section 7.3(a) for a Specified Employee) and ending on the later of the last day of the taxable year of the Employer in which the Participant Separates From Service or the 15th day of the third month following the Participant’s Separation From Service. The Employer may only elect to delay payment under this paragraph if all payments scheduled to the Participant under all deferred compensation plans of the Employer that could be delayed under the application of Treasury Regulation § 1.409A-2(b)(7)(i) are delayed.

7.4    Death

If the Participant dies after his termination of employment, but prior to payment of all amounts due under this plan, payment shall be made or shall continue to be made to the Participant’s Beneficiary in the form the Participant elected in his or her Participation Agreement.

SECTION 8

General Provisions

8.1    Amendment and Termination

The Employer shall have the right at any time to amend this plan prospectively or retroactively, or to terminate this plan, provided that an amendment or termination may not reduce or revoke the accrued benefits of Participants as of the end of the Plan Year preceding the Plan Year in which the amendment or termination is adopted.

Upon termination of this plan, the accrued benefits of affected Participants shall become nonforfeitable. Each Participant’s vested accrued benefits shall be distributed in accordance with the provisions of this plan.

8.2    Employment Relationship

Nothing in this plan shall be construed as creating a contract of employment between the Employer and any Participant or otherwise conferring upon any Participant or other person a legal right to continuation of employment or any rights other than those specified in this plan. This plan shall not limit or affect the right of the Employer to discharge or retire a Participant.

8.3    Rights Not Assignable

Except for designation of a Beneficiary, amounts promised under this plan shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance, or charge, whether voluntary or involuntary, by the Participant or any Beneficiary of the Participant, even if directed under a qualified domestic relations order or other divorce order. An interest in any amount promised shall not provide collateral or security for a debt of a Participant or Beneficiary or be subject to garnishment, execution, assignment, levy, or to another form of judicial or administrative process or to the claim of a creditor of a Participant or Beneficiary, through legal process or otherwise. Any attempt to assign, convey, transfer, anticipate, pledge, alienate, sell, encumber, charge, or otherwise dispose of benefits payable, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

8.4    Unsecured Obligation

The right to a benefit under this plan constitutes merely the unsecured promise of Employer to pay benefits from Employer’ general assets. Nothing contained in this plan, and no action taken pursuant to the provisions of this plan, shall create or be construed to create a trust of any kind, a fund, or any fiduciary relationship between Employer and any Participant, Beneficiary, or any other person, except as provided in Section 5.4(a). Any reserve or fund established by Employer in connection with this plan shall be and shall remain, until paid to any Participant or Beneficiary, solely the property and rights of Employer, subject to the rights and claims of Employer’s general creditors. No Participant, Beneficiary, or any other person other than Employer shall have any right, title, or interest in or to such funds or other assets. Any right to a benefit under this plan shall be no greater than the claim of any other unsecured general creditor of Employer.

8.5    Construction and Interpretation

(a)    Interpretation. This Plan is intended to either be exempt from or comply with Section 409A and the regulations and guidance promulgated thereunder and shall be interpreted and operated consistently with those intentions.

(b)    Permitted Accelerations or Delays. The time and schedule of payment under this Plan may not be accelerated or delayed for any reason except as permitted by Section 409A and this plan.

(c)    Amendment or Termination. In addition to any other restriction in the Plan, the Plan may not be amended or terminated except in compliance with Section 409A.

(d)    Construction. The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary. Capitalized terms (except those at the beginning of a sentence or part of a heading) have the meaning specified in this plan.

(e)    Determination. All questions or issues regarding interpretation or application of the provisions of this plan, including, but not limited to, questions of eligibility for benefits, the amount of benefits, and forfeiture, payment, or termination of benefits, will be resolved by the Administrator, whose determination shall be final and binding.

8.6    Governing Law

This plan shall be interpreted, construed, enforced, and performed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the state of Michigan.

8.7    Unfunded Plan

This shall be an unfunded plan within the meaning of ERISA. Benefits provided herein shall consist solely of aggregate unfunded credits which are the sum of Elective Deferral Credits and earnings credits and shall constitute only an unsecured contractual promise to pay in accordance with the terms of this plan by the Employer.

IN WITNESS WHEREOF, this instrument is executed as an act of the Employer on October 23, 2019.

TCF FINANCIAL CORPORATION

By	/s/ Joseph T. Green

	Its	Executive Vice President